News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
THIRD QUARTER 2009 RESULTS

•	Diluted earnings per share of $0.33, down 45% from the third quarter of 2008
•	Year-to-date diluted earnings per share of $1.36, down 15% from 2008
•	Cash flow from operating activities increases $150 million
•	Investment earnings decrease $3.1 million
•	California health plan loses $4.8 million in quarter
•	Quarterly premium revenues of $915 million, up 16%
•	Aggregate membership up 14% over the third quarter of 2008
•	Guidance withdrawn for the fourth quarter 2009

Long Beach, California (October 28, 2009) – Molina Healthcare, Inc. (NYSE: MOH) today reported net income for the quarter ended September 30, 2009, of $8.6 million, or $0.33 per diluted share, compared with net income of $16.5 million, or $0.60 per diluted share, for the quarter ended September 30, 2008.

“Our results in the quarter reflect the continuing rise in influenza-like illness across the nation, particularly the dramatic surge that has occurred since September as children have returned to school,” said J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare.  “We also continue to be adversely affected by state budget pressures and the resulting compressed profit margins of our health plans.  Although we continue to believe the long-term prospects for our company are promising, the near-term uncertainty created by this unprecedented confluence of factors is likely to continue throughout the fourth quarter.”

2009 Medical Cost and Earnings Guidance Withdrawn

The Company currently believes that it will not achieve its previously announced fiscal year 2009 earnings guidance of $2.15 per diluted share.  Due to several factors that make it particularly difficult to predict the Company’s short-term medical costs and earnings, including the 2009 H1N1 flu pandemic (and the resulting Declaration of National Emergency by the President), higher utilization associated with new members, and state budgetary shortfalls, including the uncertainty surrounding the Michigan state budget, the Company is withdrawing those elements of its 2009 guidance related to its medical care costs and earnings.  The Company’s 2009 guidance, which was provided in its second quarter earnings release on August 4, 2009, remains unchanged with respect to its premium revenue, investment income, core G&A, administrative expense as a percentage of total revenue, depreciation and amortization, interest expense, total membership, diluted shares outstanding, and effective tax rate.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

Overview of Financial Results

Note:  Estimates of utilization and unit costs may not match changes in reported costs due to the impact of shifts in case mix between the periods presented, prior period development, the existence of pass-through contracts in which third parties assume medical risk, and other factors.  Additionally, estimates of utilization for the three and nine months ended September 30, 2009, exclude the month of September 2009 due to the substantial incompleteness of claims payment data for that month.

Third Quarter 2009 Compared with Third Quarter 2008

Net income in the third quarter of 2009 decreased 48% to $8.6 million compared with net income of $16.5 million in the third quarter of 2008.

California health plan results have continued to exert downward pressure on the Company’s current quarter and year-to-date results.  The California health plan lost approximately $4.8 million, or $0.19 per diluted share, in the third quarter of 2009.

The California health plan is currently engaged in a number of efforts to improve its profitability.  These efforts include provider re-contracting, the restructuring of provider networks, and tighter utilization management.  The California health plan has terminated and/or renegotiated certain of its high-cost providers.  However, because the effective date of the terminations was late in the third quarter or will occur in the fourth quarter, the benefit of the expected cost savings will not be seen until the fourth quarter of 2009, at the earliest.  The California health plan may also selectively reduce membership in certain regions of the state that are operating at a loss. Effective October 1, 2009, the California health plan received a combination of premium rate increases and premium tax relief under its contracts with the state that will combine to improve margins by approximately 4.9%.  This premium relief will provide an immediate benefit to the health plan’s performance in the fourth quarter.  The Company remains committed to the California market due to its size, long-term potential, and barriers to entry.

Premium revenue grew 16% in the third quarter of 2009 compared with the third quarter of 2008.  Membership grew 14% overall, with Florida, California, Washington, and Ohio gaining the most members.  On a per-member per-month, or PMPM, basis, consolidated premium revenue increased 2%.  Increased membership contributed 87% of the growth in premium revenue in the third quarter of 2009 compared with the third quarter of 2008, and increases in PMPM revenue, as a result of both rate changes and shifts in member mix, contributed the remaining 13%.

Despite the increase in premium revenue in the third quarter of 2009 compared with the third quarter of 2008, premium revenue decreased by $10.7 million in the third quarter of 2009 compared with the second quarter of 2009.  Premium revenue decreased approximately $10.00 PMPM sequentially as a result of premium decreases in Michigan (approximately 1.4% effective July 1, 2009) and Washington (approximately 7% effective August 1, 2009).  In both states, rates under the Medicaid fee schedule were reduced in a manner the Company believes to be commensurate with the reduction in premium rates.  Member mix and utilization patterns at the Michigan and Washington health plans, however, may differ from the assumptions built into the states’ rate development methodologies.  Through September 30, 2009, the Company did not have sufficient claims data to determine the ultimate impact on its earnings of the reduction in premium revenue and medical costs in Michigan and Washington.  During the third quarter of 2009, the Texas health plan recorded adjustments to decrease premium revenue by $7.8 million relating to a profit-sharing provision in its agreement with the state of Texas.  Effective September 1, 2009, the Florida health plan received a blended premium rate increase of approximately 3%.  Effective October 1, 2009, the Company transitioned approximately 9,000 CHIP members from another health plan into its Texas health plan.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

Investment income for the third quarter of 2009 was $1.7 million, a $3.1 million decrease from the $4.8 million in investment income earned in the third quarter of 2008.  This 64% decline was due primarily to lower interest rates.

Medical care costs, in the aggregate, increased approximately 5% on a PMPM basis in the third quarter of 2009 compared with the third quarter of 2008.  Medical care costs as a percentage of premium revenue (the medical care ratio) were 86.7% for the third quarter of 2009 compared with 84.6% for the third quarter of 2008.  Excluding the California health plan, the medical care ratio increased to 85.8% during the third quarter of 2009 compared with 83.9% during the third quarter of 2008.  Medical costs trends were consistent with those identified by the Company in its earnings release for the second quarter of 2009.  Specifically, increased expenses were generally the result of higher utilization rather than higher unit costs (except in the case of outpatient costs, where both utilization and unit costs increased) and were most pronounced in connection with physician and outpatient costs.  The 2009 H1N1 flu and the costs associated with more recently enrolled members were key factors in the higher utilization.

Physician and outpatient costs exhibited the most significant unfavorable cost trend in the third quarter of 2009.  Together, these costs increased nearly 9% on a PMPM basis compared with the third quarter of 2008.  The primary drivers of these increased costs were emergency room utilization (up approximately 6%) and cost per visit (up approximately 9%).  This increase in utilization was most pronounced in the California and Michigan health plans.

Inpatient facility costs decreased approximately 5% PMPM compared with the third quarter of 2008, despite increased utilization.

Pharmacy costs increased approximately 4% PMPM compared with the third quarter of 2008.  Pharmacy utilization increased approximately 5% year-over-year, while unit costs (excluding rebates) decreased approximately 1%.

Capitated costs increased approximately 9% PMPM compared with the third quarter of 2008 as a result of rate increases received for members capitated on a percentage of premium basis at the New Mexico health plan and the transition of members into capitated arrangements at the California health plan.

Days in medical claims and benefits payable were 37 days at September 30, 2009, 39 days at June 30, 2009, and 44 days at September 30, 2008.  As of September 30, 2009, billed charges in ending claims inventory have declined approximately 1%, and the number of claims in ending inventory has declined approximately 18% compared with September 30, 2008.  As of September 30, 2009, billed charges in ending inventory have declined approximately 16% ($28 million), and the number of claims in inventory has declined approximately 8% compared with June 30, 2009.

Core G&A expenses (defined as G&A expenses less premium taxes) were 7.5% of revenue in the third quarter of 2009 compared with 8.0% in the third quarter of 2008 and 7.0% in the second quarter of 2009.  Year-over-year, premium revenue grew faster than administrative costs, causing administrative costs, as a percentage of revenue, to decrease.  Sequentially, there was a slight increase in the core G&A ratio as a result of the sequential premium revenue decrease described above.  On a PMPM basis, core G&A increased slightly to $16.35 in the third quarter of 2009 compared with $16.04 in the second quarter of 2009.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

Interest expense for both periods presented includes non-cash interest expense relating to the Company’s convertible senior notes, as a result of the adoption of FASB Accounting Standards Codification (ASC) Subtopic 470-20, Debt with Conversion and Other Options.  The amounts recorded for this additional interest expense totaled $1.2 million ($0.03 per diluted share) for both the third quarter of 2009 and the third quarter of 2008.

Income taxes were recorded at an effective rate of 34.1% in the third quarter of 2009 compared with 39.7% in the third quarter of 2008.  The Company recorded discrete tax benefits of $1 million during the quarter ended September 30, 2009, primarily related to higher than previously estimated tax credits and a reassessment of liabilities for unrecognized tax benefits based on recent examination experience and other factors.  The Company’s tax rate would have been 42% for the three months ended September 30, 2009, absent these discrete tax benefits.

Nine Months Ended September 30, 2009 Compared with Nine Months Ended September 30, 2008

Net income decreased 21% to $35.3 million in the nine months ended September 30, 2009, compared with net income of $44.8 million in the same period of 2008.

The California health plan lost approximately $15.2 million, or $0.58 per diluted share, during the nine months ended September 30, 2009.  As described above, the California health plan is taking several steps to improve its profitability and will benefit in the fourth quarter from a combination of rate increase and premium tax relief that will combine to improve margins by approximately 4.9%, effective October 1, 2009.

Premium revenue grew approximately 18% in the nine months ended September 30, 2009, compared with the same period in 2008.  Consolidated premium revenue increased 6% on a PMPM basis.  Increased membership contributed 67% of the growth in premium revenue.

Investment income for the nine months ended September 30, 2009, was $7.3 million, a $10.2 million decrease from the $17.5 million earned in the same period in 2008.  This 58% decline was primarily due to lower interest rates in 2009.  The Company’s annualized portfolio yield for the nine months ended September 30, 2009, decreased to 1.4% compared with 3.3% for the same period in 2008.

Medical care costs, in the aggregate, increased approximately 8% on a PMPM basis in the nine months ended September 30, 2009, compared with the same period in 2008.  The medical care ratio was 86.5% for the nine months ended September 30, 2009, compared with 84.9% for the same period in 2008.  Excluding the California health plan, the medical care ratio increased to 85.6% during the nine months ended September 30, 2009, compared with 84.5% during the nine months ended September 30, 2008.  Specifically, increased expenses were generally the result of higher utilization rather than higher unit costs (except in the case of outpatient costs, where both utilization and unit costs increased) and were most pronounced in connection with physician and outpatient costs.  The 2009 H1N1 flu and the costs associated with more recently enrolled members were key factors in the higher utilization.

Analysis of claims paid through September 30, 2009, indicates that, on a consolidated basis, the claims reserve established at December 31, 2008, was adequate.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

Physician and outpatient costs exhibited the most significant unfavorable cost trend in the nine months ended September 30, 2009.  Together, these costs increased approximately 12% on a PMPM basis compared with the same period in 2008.  Consistent with the Company’s experience throughout 2009, emergency room utilization (up approximately 6%) and cost per visit (up approximately 12%) were the primary drivers of increased cost in the nine months ended September 30, 2009.

The Company continues to observe hospitals billing for more intensive levels of care than in the same period in 2008.  The billing codes for emergency room level of care – with Level 1 reflecting the least intensive care and Level 5 reflecting the most intensive care – changed significantly in the nine months ended September 30, 2009, compared with the same period in 2008.  As indicated in the following table, Level 1 and Level 2 visits decreased by 16% and 11%, respectively, while Level 3, Level 4, and Level 5 visits increased by 10%, 11%, and 13%, respectively.  The Company continues to compile and analyze the data relevant to this apparent up-coding of emergency room claims and will be meeting with regulators and individual hospitals to ensure that emergency room medical care is billed appropriately.

	Emergency Room Visits per 1,000
	Level
	1	2	3	4	5
Nine Months Ended September 30, 2009, v. Same Period in 2008	-16%	-11%	10%	11%	13%

Inpatient costs increased less than 1% PMPM year-over-year despite increased utilization.

Pharmacy costs increased approximately 4% PMPM year-over-year.  Pharmacy utilization increased approximately 5% year-over-year while unit costs (excluding rebates) increased by approximately 1%.

Capitated costs increased approximately 11% PMPM year-over-year, primarily as a result of rate increases received for members capitated on a percentage of premium basis at the New Mexico health plan and the transition of members into capitated arrangements in California.

Core G&A expenses were 7.4% of revenue in the nine months ended September 30, 2009, compared with 8.0% in the same period in 2008.  Year-over-year, premium revenue grew faster than administrative costs, causing administrative costs, as a percentage of revenue, to decrease.  On a PMPM basis, core G&A decreased to $16.38 in the nine months ended September 30, 2009, from $16.90 for the same period in 2008.

Interest expense for both nine-month periods includes non-cash interest expense relating to the Company’s convertible senior notes, as a result of the adoption of ASC Subtopic 470-20.  The amounts recorded for this additional interest expense totaled $3.6 million for the nine months ended September 30, 2009, ($0.08 per diluted share) and $3.5 million for the same period in 2008 ($0.08 per diluted share).

Income taxes were recorded at an effective rate of 31.0% for the nine months ended September 30, 2009, compared with 40.5% for the same period in 2008.  The Company recorded discrete tax benefits of $5.5 million as a result of settling tax examinations, a reassessment of the tax liability for unrecognized tax benefits, higher than previously estimated tax credits, and the voluntary filing of certain accounting method changes during the nine months ended September 30, 2009.  The Company’s tax rate would have been 42% for the nine months ended September 30, 2009, absent these discrete tax benefits.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

Cash Flow

Cash provided by operating activities for the nine months ended September 30, 2009, was $130 million compared with cash used in operating activities of $20 million for 2008, an increase of $150 million.

Significant contributors to this increase included the following:

•	Increased deferred revenue of $82.3 million, primarily due to the timing of the Ohio health plan’s receipt of premium payments from the state of Ohio;
•	Increased medical claims and benefits payable of $23.5 million, primarily due to the commencement of operations of the Company’s Florida health plan in 2009; and
•
Increased collections of accounts receivable totaling $42.7 million, primarily relating to California health plan.  In the prior year, there was a significant increase in the California health plan receivable due to the delayed passage of the California state budget for 2008-2009.

At September 30, 2009, the Company had cash and investments (not including restricted investments) of $679.5 million, including non-current auction rate securities with a fair value of $59.9 million.  At September 30, 2009, the parent company had unrestricted cash and investments of $54.4 million, including auction rate securities with a fair value of $16.7 million.  At December 31, 2008, the parent company had unrestricted cash and investments of $68.9 million.

EBITDA (1)
(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating income	$16,274	$30,429	$61,115	$85,138
Add back:
Depreciation and amortization expense	9,832	8,515	28,468	24,997
EBITDA	$26,106	$38,944	$89,583	$110,135

(1)
The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes the provisions for income taxes, interest expense, and depreciation and amortization expense.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in our industry.

Securities Purchase Program

Year-to-date, the Company has purchased approximately 1.4 million shares of its common stock for $27.7 million (average cost of $20.49 per share).  These purchases increased diluted earnings per share for the nine months ended September 30, 2009, by $0.04.  A total of approximately $12.3 million currently remains available under the Company’s securities purchase program.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

Conference Call

The Company’s management will host a conference call and webcast to discuss its third quarter results at 5:00 p.m. Eastern Time on Wednesday, October 28, 2009.  The telephone number for this interactive conference call is 212-231-2927, and a telephonic replay will be available from 7:00 p.m. Eastern time through 6:00 p.m. on Thursday, October 29, 2009, by dialing (800) 633-8284 and entering confirmation number 21437533.  A live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning about one hour following the conclusion of the call and webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s ten licensed health plan subsidiaries in California, Florida, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.4 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “believes,” “expects” or “expectations,” “projects,” “estimates,” and similar words and expressions.  In addition, any statements that explicitly or implicitly refer to any elements of 2009 guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on our current expectations and assumptions which are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: both the 2009 H1N1 flu and the seasonal flu, including utilization rates that are materially elevated above historic seasonal patterns; budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP, including without limitation the passage of a final budget in Michigan; the potential need to establish a premium deficiency reserve for the California health plan’s Los Angeles County contract for the fourth quarter of 2009; the successful management of our medical costs in all of our health plans; up-coding by providers or billing in a manner at material variance with historic patterns; high rates of  utilization associated with the enrollment of new Medicaid members; the leveraging of our administrative costs to address the needs associated with increased enrollment; growth in our Medicaid and Medicare enrollment consistent with our expectations; uncertainties regarding the impact of federal healthcare reform efforts; rate revisions and the maintenance of existing rate levels that are consistent with our assumptions and expectations; our ability to pass on to providers any rate cuts under our government contracts, including the reduction in provider payment levels under the Michigan and Washington Medicaid fee schedules that are commensurate with the reduced rates paid to our Michigan and Washington health plans; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans; our limited experience operating in Florida; the transition from a non-risk to a risk-based capitation contract by our Utah health plan; the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs; the illiquidity of our auction rate securities; the successful and cost-effective integration of our acquisitions; earnings seasonality; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory and programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; the favorable resolution of litigation or arbitration matters; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of the date of this release.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Premium revenue	$914,805	$791,554	$2,697,796	$2,282,345
Investment income	1,707	4,775	7,336	17,517
Total operating revenue	916,512	796,329	2,705,132	2,299,862

Expenses:
Medical care costs	792,771	669,355	2,333,865	1,936,531
General and administrative expenses	97,635	88,030	283,216	253,196
Depreciation and amortization	9,832	8,515	28,468	24,997
Total expenses	900,238	765,900	2,645,549	2,214,724
Gain on retirement of convertible senior notes	−	−	1,532	−
Operating income	16,274	30,429	61,115	85,138
Interest expense (1)	(3,279)	(3,120)	(9,917)	(9,913)

Income before income taxes (1)	12,995	27,309	51,198	75,225
Income tax expense (1), (2)	4,431	10,829	15,858	30,447
Net income (1)	$8,564	$16,480	$35,340	$44,778

Net income per share: (1)
Basic	$0.34	$0.60	$1.36	$1.60
Diluted	$0.33	$0.60	$1.36	$1.59

Weighted average number of common shares and potentially dilutive common shares outstanding	25,630	27,582	26,058	28,087

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	84.6%	82.1%	84.5%	82.4%
Ratio of medical care costs not paid directly to providers to premium revenue	2.1	2.5	2.0	2.5
Medical care ratio (3)	86.7%	84.6%	86.5%	84.9%
General and administrative expense ratio excluding premium taxes (core G&A ratio) (4)	7.5%	8.0%	7.4%	8.0%
Premium taxes included in G&A expense (4)	3.2	3.1	3.1	3.0
Total general and administrative expense ratio (4)	10.7%	11.1%	10.5%	11.0%
Depreciation and amortization expense ratio (4)	1.1%	1.1%	1.1%	1.1%
Effective tax rate (1),(2)	34.1%	39.7%	31.0%	40.5%

(1)
The Company’s 2008 results have been recast to reflect the adoption of ASC Subtopic 470-20.  This resulted in additional interest expense of $1.2 million ($0.03 per diluted share) for the three months ended September 30, 2008, and $3.5 million ($0.08 per diluted share) for the nine months ended September 30, 2008.

(2)	The Company recorded tax benefits totaling $5.5 million in the second and third quarters of 2009 as a result of settling tax examinations and the voluntary filing of certain accounting method changes.
(3)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(4)	Computed as a percentage of total operating revenue.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	Sept. 30, 2009	Dec. 31, 2008 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$449,469	$387,162
Investments	170,194	189,870
Receivables	144,129	128,562
Income taxes refundable	−	4,019
Deferred income taxes (1)	7,261	9,071
Prepaid expenses and other current assets	14,312	14,766
Total current assets	785,365	733,450
Property and equipment, net	76,244	65,058
Goodwill and intangible assets, net	214,102	192,599
Investments	59,855	58,169
Restricted investments	42,400	38,202
Receivable for ceded life and annuity contracts	25,926	27,367
Other assets (1)	20,113	33,223
Total assets	$1,224,005	$1,148,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$303,114	$292,442
Accounts payable and accrued liabilities	72,093	66,247
Deferred revenue	90,919	29,538
Income taxes payable	1,937	−
Total current liabilities	468,063	388,227
Long-term debt (1)	157,681	164,873
Deferred income taxes (1)	13,423	12,911
Liability for ceded life and annuity contracts	25,926	27,367
Other long-term liabilities	14,140	22,928
Total liabilities	679,233	616,306

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 25,549 shares at September 30, 2009, and 26,725 shares at December 31, 2008	26	27
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital (1)	127,317	170,681
Accumulated other comprehensive loss	(1,665)	(2,310)
Retained earnings (1)	419,094	383,754
Treasury stock, at cost; 1,201 shares at December 31, 2008	−	(20,390)
Total stockholders’ equity	544,772	531,762
Total liabilities and stockholders’ equity	$1,224,005	$1,148,068

(1)
The Company’s financial position as of December 31, 2008, has been recast to reflect adoption of ASC Subtopic 470-20.  The cumulative adjustments to reduce retained earnings totaled $3.4 million as of January 1, 2009.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008 (1)	2009	2008 (1)
Operating activities:
Net income (1)	$8,564	$16,480	$35,340	$44,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,832	8,515	28,468	24,997
Unrealized loss (gain) on trading securities	101	–	(3,509)	–
(Gain) loss on rights agreement	(92)	–	3,204	–
Deferred income taxes	(923)	(920)	2,322	(7,410)
Stock-based compensation	2,272	2,182	5,730	5,769
Non-cash interest on convertible senior notes (1)	1,197	1,187	3,563	3,497
Gain on purchase and retirement of convertible senior notes	–	–	(1,532)	–
Amortization of deferred financing costs (1)	344	359	1,040	1,076
Tax deficiency from employee stock compensation recorded as additional paid-in capital	(157)	(91)	(704)	(247)
Changes in operating assets and liabilities:
Receivables	7,311	(56,163)	(15,567)	(58,223)
Prepaid expenses and other current assets	(278)	82	454	(1,881)
Medical claims and benefits payable	(5,593)	(6,754)	10,672	(12,819)
Accounts payable and accrued liabilities	9,586	9,954	(6,140)	(666)
Deferred revenue	6,743	(31,017)	61,381	(20,951)
Income taxes	(3,464)	(3,382)	5,561	1,809
Net cash provided by (used in) operating activities	35,443	(59,568)	130,283	(20,271)

Investing activities:
Purchases of property and equipment	(8,466)	(11,216)	(28,390)	(28,314)
Purchases of investments	(55,153)	(17,930)	(127,335)	(181,377)
Sales and maturities of investments	67,478	51,091	149,770	188,896
Cash paid in business purchase transactions	(10,900)	–	(10,900)	(1,000)
Decrease (increase) in restricted investments	2,336	(6,635)	(4,198)	(7,491)
Decrease (increase) in other assets	884	1,599	(1,877)	(578)
(Decrease) increase in other long-term liabilities	(16)	1,601	(8,788)	4,211
Net cash (used in) provided by investing activities	(3,837)	18,510	(31,718)	(25,653)

Financing activities:
Treasury stock purchases	–	(2,271)	(27,712)	(32,237)
Excess tax benefits from employee stock compensation	26	43	26	43
Purchase and retirement of convertible senior notes	–	–	(9,653)	–
Proceeds from exercise of stock options and employee stock plan purchases	−	298	1,081	1,490
Net cash provided by (used in) financing activities	26	(1,930)	(36,258)	(30,704)
Net increase (decrease) in cash and cash equivalents	31,632	(42,988)	62,307	(76,628)
Cash and cash equivalents at beginning of period	417,837	425,424	387,162	459,064
Cash and cash equivalents at end of period	$449,469	$382,436	$449,469	$382,436

(1)	The Company’s 2008 unaudited condensed consolidated statements of cash flows have been recast to reflect the adoption of ASC Subtopic 470-20.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	Sept. 30, 2009	June 30, 2009	Dec. 31, 2008	Sept. 30, 2008
California	355,000	349,000	322,000	313,000
Florida (1)	43,000	29,000	−	–
Michigan	210,000	207,000	206,000	207,000
Missouri	78,000	78,000	77,000	77,000
Nevada (2)	–	–	−	–
New Mexico	90,000	85,000	84,000	84,000
Ohio	208,000	203,000	176,000	179,000
Texas	31,000	30,000	31,000	29,000
Utah	69,000	64,000	61,000	55,000
Washington	327,000	323,000	299,000	295,000
Total	1,411,000	1,368,000	1,256,000	1,239,000

Total Ending Membership By State for the Medicare Advantage Plans:
California	1,900	1,600	1,500	1,600
Michigan	2,700	2,100	1,700	1,700
Nevada	300	400	700	600
New Mexico	400	400	300	200
Texas	500	400	400	400
Utah	3,500	3,100	2,400	2,200
Washington	1,100	1,000	1,000	1,000
Total	10,400	9,000	8,000	7,700

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	13,700	13,100	12,700	12,500
Florida (1)	8,700	6,000	−	–
Michigan	30,200	29,900	30,300	30,400
New Mexico	5,700	5,700	6,300	6,500
Ohio	19,600	19,700	19,000	19,700
Texas	17,500	17,000	16,200	16,200
Utah	7,700	7,600	7,300	7,000
Washington	3,200	3,000	3,000	3,000
Total	106,300	102,000	94,800	95,300

	Three Months Ended			Nine Months Ended
Total Member Months (3) by Health Plan:	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
California	1,065,000	1,031,000	936,000	3,076,000	2,765,000
Florida (1)	109,000	75,000	–	245,000	–
Michigan	629,000	623,000	627,000	1,872,000	1,904,000
Missouri	232,000	232,000	228,000	695,000	678,000
Nevada	1,000	1,000	2,000	3,000	6,000
New Mexico	264,000	251,000	249,000	763,000	716,000
Ohio	618,000	596,000	530,000	1,774,000	1,465,000
Texas	93,000	92,000	87,000	283,000	257,000
Utah	203,000	200,000	161,000	587,000	482,000
Washington	979,000	952,000	884,000	2,850,000	2,622,000
Total	4,193,000	4,053,000	3,704,000	12,148,000	10,895,000

(1)	The Florida health plan began serving members in late December 2008.
(2)	Less than 1,000 members.
(3)	A total member month is defined as the aggregate of each month’s ending membership for the period presented.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Three Months Ended September 30, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$122,048	$114.61	$112,663	$105.80	92.3%	$3,700
Florida (1)	27,292	250.27	25,931	237.80	95.0	10
Michigan	136,262	216.74	110,577	175.89	81.2	7,478
Missouri	60,867	261.76	50,075	215.35	82.3	–
Nevada	1,245	1,166.51	1,477	1,384.09	118.7	–
New Mexico	105,721	400.04	86,678	327.99	82.0	2,953
Ohio	204,565	331.22	175,187	283.65	85.6	11,167
Texas (2)	26,299	282.13	26,904	288.61	102.3	574
Utah	46,849	231.14	43,346	213.86	92.5	–
Washington	182,096	185.99	151,099	154.33	83.0	3,131
Other (3)	1,561		8,834			59
Consolidated	$914,805	$218.17	$792,771	$189.07	86.7%	$29,072

	Three Months Ended September 30, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$102,383	$109.37	$91,224	$97.45	89.1%	$2,995
Florida (1)	–	–	–	–	–	–
Michigan	127,535	203.39	101,596	162.03	79.7	6,412
Missouri	59,223	259.17	47,730	208.88	80.6	–
Nevada	2,196	1,053.04	2,499	1198.68	113.8	–
New Mexico	84,386	338.65	73,723	295.86	87.4	2,838
Ohio	162,553	306.74	148,660	280.52	91.5	8,851
Texas	30,986	357.01	24,730	284.93	79.8	510
Utah	41,860	260.24	36,012	223.88	86.0	–
Washington	178,639	202.19	136,609	154.62	76.5	2,959
Other (3)	1,793	–	6,572	–	–	(5)
Consolidated	$791,554	$213.70	$669,355	$180.71	84.6%	$24,560

(1)	The Florida health plan began serving members in late December 2008.
(2)
The year-over-year increase in the Texas health plan’s medical care ratio was due to a $7.8 million reduction in revenue relating to our profit sharing agreement with the state of Texas.  Absent this revenue adjustment, the Texas health plan’s medical care ratio for the third quarter of 2009 would have been 79%.

(3)	“Other” medical care costs represent primarily medically related administrative costs at the parent company.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Nine Months Ended September 30, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$354,001	$115.09	$328,386	$106.76	92.8%	$10,411
Florida (1)	66,322	270.67	61,054	249.17	92.1	10
Michigan	405,576	216.72	332,974	177.93	82.1	22,662
Missouri	177,715	255.62	145,631	209.47	82.0	–
Nevada	3,969	1,203.07	2,680	812.45	67.5	–
New Mexico (2)	301,947	395.79	258,954	339.43	85.8	8,035
Ohio	586,672	330.73	501,606	282.77	85.5	32,090
Texas	93,655	330.78	79,161	279.59	84.5	1,830
Utah	155,385	264.67	140,791	239.81	90.6	–
Washington	546,520	191.76	457,625	160.57	83.7	9,142
Other (3)	6,034		25,003			55
Consolidated	$2,697,796	$222.08	$2,333,865	$192.12	86.5%	$84,235

	Nine Months Ended September 30, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$308,139	$111.44	$269,328	$97.40	87.4%	$9,195
Florida (1)	–	–	–	–	–	–
Michigan	377,669	198.36	304,769	160.08	80.7	19,976
Missouri	165,509	244.00	139,462	205.60	84.3	–
Nevada	6,382	1,184.30	6,632	1,230.61	103.9	–
New Mexico (2)	262,314	366.55	215,242	300.77	82.1	8,523
Ohio	434,272	296.40	395,013	269.60	91.0	21,127
Texas	80,159	311.84	62,229	242.08	77.6	1,446
Utah	114,591	237.69	100,935	209.37	88.1	–
Washington	531,457	202.71	426,962	162.85	80.3	8,797
Other (3)	1,853	–	15,959	–	–	19
Consolidated	$2,282,345	$209.49	$1,936,531	$177.75	84.9%	$69,083

(1)	The Florida health plan began serving members in late December 2008.
(2)
The medical care ratio of the New Mexico health plan was 85.8% for the nine months ended September 30, 2009, up from 82.1% in the same period in 2008.  During the same period in 2008, the New Mexico health plan had recognized $12.9 million of premium revenue due to the reversal of amounts previously recorded as payable to the state of New Mexico.  Absent this revenue adjustment, the New Mexico health plan’s medical care ratio would have been 86.3% for the same period in 2008.

(3)	“Other” medical care costs represent primarily medically related administrative costs at the parent company.

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$515,164	$122.86	65.0%	$439,699	$118.71	65.7%
Capitation	140,551	33.52	17.7	113,920	30.76	17.0
Pharmacy	104,274	24.87	13.2	88,414	23.86	13.2
Other	32,782	7.82	4.1	27,322	7.38	4.1
Total	$792,771	$189.07	100.0%	$669,355	$180.71	100.0%

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$1,521,371	$125.24	65.2%	$1,262,327	$115.87	65.2%
Capitation	413,351	34.03	17.7	335,418	30.79	17.3
Pharmacy	306,168	25.20	13.1	263,372	24.17	13.6
Other	92,975	7.65	4.0	75,414	6.92	3.9
Total	$2,333,865	$192.12	100.0%	$1,936,531	$177.75	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008
Fee-for-service claims incurred but not paid (IBNP)	$237,495	$244,987	$238,967
Capitation payable	39,361	34,657	33,443
Pharmacy payable	21,100	22,367	18,136
Other	5,158	6,696	8,241
Total medical claims and benefits payable	$303,114	$308,707	$298,787

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MOH Reports Third Quarter 2009 Results

October 28, 2009

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The benefit of this prior period development may be offset by the addition of a reserve for adverse claims development when estimating the liability at the end of the period (captured in “Components of medical care costs related to: Current period”).  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2008
Balances at beginning of period	$292,442	$311,606
Components of medical care costs related to:
Current period	2,381,903	1,996,385
Prior periods	(48,038)	(59,854)
Total medical care costs	2,333,865	1,936,531
Payments for medical care costs related to:
Current period	2,089,417	1,721,191
Prior periods	233,776	228,159
Total paid	2,323,193	1,949,350
Balances at end of period	$303,114	$298,787

Benefit from prior period as a percentage of:
Balance at beginning of period	16.4%	19.2%
Premium revenue	1.8%	2.6%
Total medical care costs	2.1%	3.1%

Days in claims payable	37	44
Number of members at end of period	1,411,000	1,239,000
Number of claims in inventory at end of period	107,700	131,100
Billed charges of claims in inventory at end of period	$145,500	$147,100
Claims in inventory per member at end of period	0.08	0.11
Billed charges of claims in inventory per member at end of period	$103.12	$118.72
Number of claims received during the period	9,427,400	8,234,500
Billed charges of claims receivedduring the period	$7,180,800	$5,754,700

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